ADDENDUM DATED [DECEMBER 28, 2011]
TO THE SUB-ADVISORY AGREEMENT
DATED DECEMBER 29, 2010

This Addendum, dated as of [December 28, 2011], hereby supplements the attached Sub-Advisory Agreement (the “Sub-Advisory Agreement”), dated December 29, 2010, by and between Neuberger Berman Management LLC, a Delaware limited liability company (“Manager”) and Neuberger Berman Fixed Income LLC, a Delaware limited liability company (“Adviser”), solely with respect to the Neuberger Berman Risk Balanced Commodity Strategy Fund (the “Commodity Fund”), a series of Neuberger Berman Alternative Funds, a Delaware statutory trust (“Trust”), as follows:

The parties hereto acknowledge that, with respect to the Commodity Fund, and in accordance with its prospectus, a portion of its assets may be held in one or more of its wholly-owned subsidiaries (referred to herein collectively as the “Subsidiary”). The Adviser is hereby authorized and agrees to manage the portion of Fund assets held through the Subsidiary which is allocated to the Adviser from time to time by the Manager pursuant to the same terms, conditions and obligations applicable to the Commodity Fund under the Sub-Advisory Agreement. The Adviser is further authorized hereby to determine, in its discretion, the amount and type of assets (or any portion thereof allocated to it by the Manager) of the Commodity Fund to be invested in and through the Subsidiary. For these purposes, all references in the Sub-Advisory Agreement to the “Fund,” with respect to the Commodity Fund, shall also refer to the Subsidiary, unless the context dictates otherwise.

For the avoidance of doubt, the Adviser hereby agrees for purposes of Section 1.1 of the Sub-Advisory Agreement: “Investment Management Services” to treat the assets and liabilities of the Subsidiary as if they are held directly by the Commodity Fund, and, in addition, if required (as determined by [______]), to treat the Subsidiary as a separate investment by the Commodity Fund. Further, for purposes of Section 2: “Fee” of the Sub-Advisory Agreement, the parties hereto agree to treat the assets and liabilities of the Subsidiary as if they are held directly by the Commodity Fund. The Adviser acknowledges that, at the direction of the Trust’s Board of Trustees and the Board of Directors of the Subsidiary, the Manager has retained the Adviser to serve as the investment sub-adviser for the Subsidiary, and the Adviser, as a party to this Sub-Advisory Agreement, has agreed to manage the assets of the Subsidiary in accordance with the terms of this Sub-Advisory Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be signed by their respective officers thereunto duly authorized and their respective seals to be hereunto affixed, as of [___] of [____________ 2011].

NEUBERGER BERMAN MANAGEMENT LLC

Name:
Title:

NEUBERGER BERMAN FIXED INCOME LLC

Name:
Title:

Date: [ ]

SUB-ADVISORY AGREEMENT
NEUBERGER BERMAN ALTERNATIVE FUNDS

SCHEDULE A

SERIES OF NEUBERGER BERMAN ALTERNATIVE FUNDS

Neuberger Berman Global Allocation Fund
Neuberger Berman Risk Balanced Commodity Strategy Fund

Date: December 28, 2011

SUB-ADVISORY AGREEMENT
NEUBERGER BERMAN ALTERNATIVE FUNDS

SCHEDULE B

RATE OF COMPENSATION

FUND	RATE OF COMPENSATION BASED ON EACH FUND'S AVERAGE DAILY NET ASSETS
Neuberger Berman Global Allocation Fund	0.15%
Neuberger Berman Risk Balanced Commodity Strategy Fund	0.15%

Date:  December 28, 2011